Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen AMT-Free Quality Municipal Income Fund f/k/a Nuveen AMT-Free Municipal Income Fund

811-21213


The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the forms of five new Statement Establishing and Fixing the Rights and
Preferences, considered to be an amendment to the Charter, containing a description of the Funds preferred securities. A form of these Statements was filed in the SEC filing on Form DEF 14A on May 4, 2016, Accession No. 0001193125-16-
575442.

In addition, the Funds Charter (Declaration of Trust) was amended on September 9, 2016 to change the name of the fund. A copy of this amendment was filed as
Exhibit 1.C to Form POS EX filing on October 5, 2016,
Accession No. 0001193125-16-731634, which the
Registrant incorporates by reference to this Sub-Item.